UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2020

Freeport-McMoRan Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Central Avenue
Phoenix, AZ	85004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FCX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 13, 2020, Freeport-McMoRan Inc., a Delaware corporation (FCX), as issuer, and Freeport-McMoRan Oil & Gas LLC, a Delaware limited liability company (FM O&G), as guarantor, entered into an Underwriting Agreement (the Underwriting Agreement) with J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto (the Underwriters), pursuant to which FCX agreed to issue and sell to the Underwriters $650 million aggregate principal amount of its 4.375% Senior Notes due 2028 (the 2028 Senior Notes) and $850 million aggregate principal amount of its 4.625% Senior Notes due 2030 (the 2030 Senior Notes and, together with the 2028 Senior Notes, the Notes). The Notes have been offered pursuant to a prospectus supplement dated July 13, 2020, to the prospectus dated August 1, 2019, that forms a part of FCX’s effective Registration Statement on Form S-3, as amended (File No. 333-226675), filed by FCX with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The offering is expected to close on or about July 27, 2020, subject to satisfaction of customary closing conditions. FCX intends to use the net proceeds from the offering and, if necessary, cash on hand or available liquidity to fund its concurrent cash tender offers for up to $1.5 billion aggregate purchase price of its 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and 4.55% Senior Notes due 2024, and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. Any net proceeds not used for the tender offers will be used for general corporate purposes, which may include repurchases or redemptions of FCX’s notes.

The Underwriting Agreement contains customary representations, warranties and covenants of FCX and FM O&G, conditions to closing, indemnification obligations of FCX, FM O&G and the Underwriters and termination and other customary provisions.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with FCX or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. An affiliate of J.P. Morgan Securities LLC serves as administrative agent and lender for FCX’s revolving credit facility. In addition, an affiliate of J.P. Morgan Securities LLC served as joint lead arranger and joint bookrunner for FCX’s revolving credit facility. One or more of the underwriters or their affiliates may hold FCX’s 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and/or 4.55% Senior Notes due 2024, and tender such notes in FCX’s previously announced tender offers. As a result, one or more of the underwriters or their affiliates may receive a portion of the net proceeds from the offering of the Notes. Affiliates of certain of the underwriters are lenders under our revolving credit facility. J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. are acting as dealer managers in connection with FCX’s previously announced tender offers.

The foregoing description of the Underwriting Agreement is not intended to be complete and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1, and is incorporated herein by reference.

Item 8.01.	Other Events.

FCX issued two press releases dated July 13, 2020, announcing that (1) it has upsized and priced an aggregate principal amount of $1.5 billion of senior notes (see Exhibit 99.1) and (2) it has upsized its previously announced offers to purchase certain outstanding notes (see Exhibit 99.2). A copy of each of the press releases is attached hereto as Exhibit 99.1 and Exhibit 99.2 and are incorporated into this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

1.1

Underwriting Agreement dated as of July 13, 2020 among Freeport-McMoRan Inc., Freeport-McMoRan Oil & Gas LLC and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto.

99.1	Press Release dated July 13, 2020, titled “Freeport-McMoRan Announces Upsizing and Pricing of $1.5 Billion of Senior Notes.”

99.2	Press Release dated July 13, 2020, titled “Freeport-McMoRan Announces Increase in Aggregate Purchase Price of Offers to Purchase Certain Outstanding Senior Notes.”

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeport-McMoRan Inc.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President and
Chief Financial Officer (authorized signatory and
Principal Financial Officer)

Date: July 14, 2020